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                                                                      EXHIBIT 14

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of ING Partners, Inc. and
The Board of Trustees of ING Variable Products Trust:

We consent to the use of our reports dated February 11, 2005 and February 22, 2005 on the financial statements of the ING VP Disciplined LargeCap Portfolio (a series of ING Variable Products Trust) and the ING Fundamental Research Portfolio (a series of the ING Partners, Inc.) incorporate herein by reference and to the reference to our firm under the heading "Financial Highlights" in the Proxy Statement/Prospectus.

                                           /s/ KPMG LLP

Boston, Massachusetts
August 4, 2005